Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Forum Energy Technologies, Inc. of our report dated February 28, 2019, except for the change in composition of reportable segments discussed in Notes 4, 7, and 17 to the consolidated financial statements, as to which the date is May 3, 2019, relating to the financial statements, which appears in Forum Energy Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 6, 2020